Dussault Apparel Announces LOI

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June 29, 2007 09:00 AM Eastern Daylight Time Dussault Apparel Announces LOI

LOS ANGELES--(BUSINESS WIRE)--Dussault Apparel (OTCBB:DUSS) (“the Company”) announces it has entered into a non-binding letter of intent to acquire all of the issued and outstanding shares of the private company Dussault Jeans Inc.

The LOI is subject to due diligence procedures on the business and affairs of Dussault Jeans including review of its financial statements with the stated intention that the Company and Dussault Jeans Inc enter into a definitive agreement on or before November 1, 2007.

Should the proposed agreement close, it calls for the issuance of up to 25% of the outstanding shares of the Company in exchange for the purchase of all the issued and outstanding shares of Dussault Jeans Inc. The LOI filed with the SEC provides that the definitive agreement shall state the closing is to occur on or before December 31, 2007.

Dussault Jeans is a manufacturer, wholesaler and retailer of high end apparel. Dussault Jeans operating under the name Dussault Custom Ink is opening its flagship location in Los Angeles, CA on fashionable Melrose Ave.

DUSSAULT - Custom Made Stardom. Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of Dussault Jeans and the definitive agreement by November 1, 2007 and closing by December 31, 2007.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Dussault’s ability to design and manufacture its products, the ability of the products to gain market acceptance; and the difficulties faced by an early stage retail fashion company in the competitive retail fashion industry. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

Contacts

DUSSAULT APPAREL Jeremy Poirier, 1-877-322-2732 Investor Relations http://www.dussaultapparel.com/ Tina Baird, 604-628-4946 (Canada) or 310-424- 5244 (US) Media Relations tb@dussaultapparel.com

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6/29/2007